Exhibit 99.1

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Inland Income Trust Announces Estimated Per Share Net Asset Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2020.

•     The estimated per share NAV of the Company’s common stock is $18.08[1] as of December 31, 2020.

•     The Board, after considering the constantly changing and ongoing negative effects of COVID-19 and the related mitigation efforts and lockdowns to help slow the spread, as well as the evolution to online shopping accelerated by the pandemic, selected an estimated per share NAV lower than the mid-point of the range of values provided in a valuation report by CBRE Capital Advisors, Inc. (CBRE Cap). CBRE Cap is a FINRA registered broker-dealer firm that specializes in providing real estate financial services. CBRE Cap conducted the valuation analysis in compliance with the industry’s guidelines and determined an estimated per share NAV range of $17.58 to $19.57 per share.

•     Primary factors contributing to the change in the NAV:

o     A $2.35 per share decline in the value of the retail properties due to the sale of three assets, higher terminal capitalization rates, higher discount rates applied to certain assets and a decrease in rents at certain properties

o     Stronger balance sheet which, relative to the NAV, equates to approximately $2.28 per share with a decrease in mortgages and credit facility payable, decrease in fair market value of debt due to an increase in risk-adjusted market interest rates and a decrease in distributions and share repurchase program payable due to the suspension of distributions and repurchases following the onset of the pandemic

•     This valuation is a snapshot in time and is not indicative of the amount Inland Income Trust or its stockholders may receive if the Company were to list its shares or liquidate its assets at any given time, or the amount a stockholder may receive when selling shares.

•     Distributions, the distribution reinvestment plan (DRP) and the share repurchase program (SRP) remain suspended. Management may consider recommending that the Board revisit these important features later this year, should the new vaccines and other immunities continue to reduce the spread of COVID-19 and the businesses and prospects of our tenants that have been impacted by the pandemic trend toward returning to pre-pandemic levels. If we resume paying distributions and if the DRP or SRP are reinstated prior to striking a new NAV in 2022, the purchase price for shares issued under the DRP would be $18.08 per share and both ordinary repurchases and repurchases for death or qualifying disability will be at $14.46 (80% of $18.08).

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•     Form 8-K

•     Frequently Asked Questions (FAQs)

•     Inland Income Trust Valuation Webinar Registration

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[1] This valuation represents the estimated per share NAV as a snapshot in time, which will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the Board, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board’s determination of the estimated per share NAV or the Board’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus, which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker dealers and registered investment advisors authorized to do so. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC.

Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228 To opt out of future emails, unsubscribe.

Important Information Regarding

Inland Real Estate Income Trust’s Annual Valuation

Inland Real Estate Income Trust (Inland Income Trust, the Company or the REIT) is pleased to provide important information about its recent valuation.

Q1:	What is the new per share value for Inland Income Trust?
A:

Inland Income Trust’s declared net asset value per share for common stock as of December 31, 2020 is $18.08. IREIT’s first quarter account statements, to be mailed in April 2021, will reflect this new NAV per share. This new NAV may be reflected sooner on account statements generated by BD home offices, RIAs or other data aggregators.

Q2:	How did Inland Income Trust estimate its per share value?
A:

An unlevered discounted cash flow analysis was used to determine an estimated per share value. A discount rate and terminal cap rate were established for each real estate asset and used to create a valuation range. We engaged CBRE Capital Advisors, Inc. (CBRE Cap), an independent consultant, to provide an estimated per share net asset value range. Based on information provided by CBRE Cap and taking into consideration the reasonableness of the valuation methodology, Inland Income Trust’s Board determined the estimated net asset value to be approximately $651.3 million or $18.08 per share.

Q3:	What primary factors impacted the per share estimated NAV?
A:

The primary factors that impacted the change in the estimated per share NAV from 2019 were (i) a decrease in same-store real estate values, (ii) a decrease in mortgages and credit facility payable attributed to the sale of three properties and the subsequent paydown of the line of credit, (iii) a decrease in the fair market value of debt due to an increase in risk-adjusted market interest rates, and (iv) a decrease in distributions and share repurchase program payable.

In determining a per share net asset value, the Board considered (i) the uncertainty created by the effects of the pandemic, such as the ability of certain types of non-grocery retail tenants to pay rent, including rent deferred from 2020 to 2021, or continue in business, and (ii) uncertainty regarding if and when base interest rates may rise and by how much and the potential effects of interest rate changes on values of retail properties and debts. Additionally, retail real estate continues to experience volatility as a result of, among other things, shifting consumer shopping preferences and Internet competition. In light of these factors, the Board selected an estimated per-share NAV lower than the mid-point of the range.

Inland Income Trust FAQs

March 2021

Q4:	Why was CBRE Cap selected to perform the property appraisals and determine Inland Income Trust’s estimated per share NAV range?
A:

CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Dallas, Texas and, in terms of 2020 revenue, one of the world’s largest commercial real estate services and investment firms. CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap was chosen based on a number of factors, including its expertise in valuation services and its, as well as its affiliates’, breadth and depth of experience in real estate services. The firm is familiar with the Inland Income Trust portfolio as it has provided an analysis of the assets and liabilities the last four years. Neither CBRE Cap nor any of its affiliates is responsible for the Company’s board of directors’ determination of the estimated per share NAV.

Q5:	When will the Board consider the reinstatement of the Distribution Reinvestment Plan (DRP) and the Share Repurchase Program (SRP)?
A:

It is our goal to resume the payment of distributions and to reopen the SRP as soon as appropriate. While occupancy and collections have recently been stable, the Board believes it prudent to continue preserving cash for the payment of operating and other fundamental expenses until there is further clarity around the longer-term impacts of the pandemic on IREIT’s properties and tenants.

Q6:	What is the status of the Inland Income Trust portfolio through the global COVID-19 pandemic?

The Inland Income Trust portfolio generally performed well in 2020, amid the severe disruptions caused by COVID-19 and the accelerated shift to online shopping. Thirty-six new leases were executed throughout 2020, an increase of 16% over 2019 leasing activity. More than 78% of tenants renewed their leases in 2020, with 91 renewals inked over the year.

As of December 31, 2020, the Inland Income Trust portfolio had an economic occupancy of 93.3%, and 691 primarily necessity-based tenants called its properties home. Although economic occupancy decreased year-over-year from 94.4% to 93.3%, we believe we fared well given the wide range of bankruptcies and store closures devastating retailers and restaurants.

Portfolio highlights as of December 31, 2020:

•	93% economic occupancy
•	78% tenant retention
•	691 tenants across a wide range of goods and services
•	More than 85% of properties anchored or shadow-anchored by a grocer

Inland Income Trust FAQs

March 2021

Top line same-store rental income was lower by approximately $8.5 million due to higher bad debt, lower reimbursements due to lower operating expenses, and lower rent because of pandemic-related abatements but, at the same time, we were able to lower same-store property operating expenses by approximately $3.4 million through reductions in management, landscaping, insurance, marketing and snow removal fees.

Q7:	How has the COVID-19 pandemic affected retail commercial real estate overall?
A:

Same-store net operating income (NOI) growth expectations from 2020 to 2022 for most traditional strip centers, including grocery-anchored centers and power centers, are unlikely to materially change. According to JPMorgan’s Commercial Real Estate team, grocery-anchored shopping centers have remained stable, with supermarkets deemed essential through various stay-at-home orders. In a 2020 survey by Lending Tree, average weekly grocery spending increased by 17%, and 53% of American consumers visit more than one store per shopping trip.

Q8:	What steps has Inland’s property management team taken to manage the properties through the pandemic?
A:

Inland’s team of property management experts is laser-focused on helping stressed tenants stay in business and working through payment plan solutions that are acceptable for both parties. When Paycheck Protection Program (PPP) loans were made available in 2020 and 2021, Inland’s team contacted every small business tenant to offer assistance with the filing process.

Throughout the pandemic, and ongoing today, Inland’s team works with tenants to design payment solutions that are favorable for businesses while ensuring the REIT can meet its financial obligations. As a result, rent collections and occupancy have remained strong through the pandemic.

Q9:	Are there any updates to Inland Income Trust’s strategic plan?
A:

While the strategic plan communicated in 2019 continues to be the long-term goal for the REIT, we do not plan on selling any assets or making new acquisitions until we can more accurately assess market conditions post-pandemic. As part of the REIT’s strategic plan to reduce exposure to big box retail locations and focus on necessity-based grocery- and shadow-anchored shopping centers, three properties were sold in Q1 2020:

•	Treasure Valley
•	2727 Iowa Street
•	Whispering Ridge

Inland Income Trust FAQs

March 2021

Q10:	Where can I find out more about the Inland Income Trust Valuation?
A:	Contact your financial advisor, contact Inland Investor Services at 800-826-8228 or visit our website at inland-investments.com/inland-income-trust for more information.

Inland Income Trust FAQs

March 2021